Exhibit 8.2

Direct line:  +1 284 852 7307
Direct Email: simon.schilder@ogier.com

7 March 2012

BGS Acquisition Corp.
Nemours Chambers
PO Box 3170
Road Town, Tortola
British Virgin Islands

Dear Sirs

BGS Acquisition Corp. (the “Company”)

You have requested our opinion regarding certain British Virgin Islands tax matters relating to the registration and offering of certain securities by BGS Acquisition Corp. (the “Company”) as described more fully in the Form F-1 Registration Statement filed with the Securities Exchange Commission (“Commission”) on February 1, 2012 (File No. 333-178780) (as amended, the “Registration Statement”).  In formulating our opinion as to these matters, we have examined such documents as we have deemed appropriate, including the Registration Statement. We also have obtained such additional information as we have deemed relevant and necessary from representatives of the Company.  Capitalised terms not defined herein have the meanings ascribed to them in the Registration Statement.

We have relied on the facts as set forth in the Registration Statement and, in particular, on the representations, covenants, assumptions, conditions and qualifications described under the captions “Risk Factors” therein, and we have made such other inquiries as we have deemed necessary or appropriate to enable us to render the opinion set forth herein.  While we have not undertaken any independent investigation of any factual matter set forth in any of the foregoing, with your permission we have assumed that the information set forth in the Registration Statement (other than the section entitled “Taxation – British Virgin Islands Taxation”) is true, complete and correct.  Based on the foregoing, and subject to the assumptions, qualifications and limitations set forth herein and the assumptions, qualifications and limitations set forth in the Registration Statement, we hereby confirm that the opinion of Ogier with respect to British Virgin Islands tax matters are those opinions attributed to Ogier expressed in the Registration Statement under the captions “Taxation – British Virgin Islands Taxation.”

Ogier	www.ogier.com

Qwomar Complex	A list of Partners may be inspected on our website	2447949.1
4th Floor
PO Box 3170
Road Town, Tortola
British Virgin Islands VG1110

Tel +1 (284) 494 0525
Fax +1 (284) 494 0883

Bahrain • British Virgin Islands • Cayman Islands • Guernsey • Hong Kong • Ireland • Jersey • London • Shanghai • Tokyo

Our opinion and the tax discussion as set forth in the Registration Statement is based on British Virgin Islands law as in effect on the date hereof. We do not express any opinion herein concerning any law other than the tax law of the British Virgin Islands. No opinion is expressed on any matters other than those specifically referred to above by reference to the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to our firm included in or made part of the Registration Statement and to each reference to us and the discussions of advice provided by us, without admitting we are “experts” within the meaning Section 7 of the Securities Act of 1933, as amended.

This opinion shall be governed by and construed in accordance with the laws of the British Virgin Islands and is limited to the matters expressly stated herein.  This opinion is confined to and given on the basis of the laws of the British Virgin Islands at the date hereof.

Yours faithfully

Ogier